UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2006

Ortec International, Inc.

(Exact Name of Registrant as Specified in its Charter)

DE	0-27368	11-3068704
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3960 Broadway New York, NY	10032
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (212) 740-6999

(Former name or former address, if changed from last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

(a)     Modification of Registration Rights Agreement. In October 2005 we closed a private placement in which we sold our common stock and Series F warrants to a group of accredited investors. In connection with such sales we entered into an agreement with such investors whereby we undertook to register all of the shares of our common stock they purchased, and the shares of our common stock issuable upon exercise of our Series F warrants they acquired, in that private placement. We agreed that if we did not file that registration statement by January 6, 2006, or have that registration statement declared effective by March 14, 2006, we would pay liquidated damages to the purchasers. Our agreement with those purchasers provided that the holders of a majority of the shares of our common stock we were required to register pursuant to that agreement (the “majority holders”) could modify and/or waive our obligations under that agreement and such modification and/or waiver would be binding on all the purchasers in that private placement. On January 30, 2006 the majority holders (i) waived our obligation to pay any liquidated damages for our failure to file the registration statement by January 6, 2006; (ii) extended to June 7, 2006 the time by which the registration statement had to be declared effective before we had to pay any liquidated damages and (iii) permitted us to include in such registration statement shares of our common stock we may issue, or that will be issuable, in (x) a transaction in which we acquire by merger another biotechnology company and/or (y) a new private placement of our securities in which we raise up to $10,000,000. Such modification and waiver will enable us to pursue such acquisition and private placement without incurring those liquidated damages expenses.

(b)     Availability of Authorized Shares. On January 30 and 31st, 2006, North Sound Capital, LLC (North Sound) and SDS Capital Group SPC, Ltd. (SDS) entered into other agreements with us whereby they agreed not to convert any of the aggregate of 6,372.0156 shares of our Series D Convertible Preferred Stock owned by them, nor exercise any of our Series F warrants held by them, until such time that we are able to obtain approval from our stockholders to amend our certificate of incorporation to increase the number of shares of our common stock we are authorized to issue, or take such other corporate action, which will enable us to have sufficient number of shares of our common stock which we are authorized to issue, to issue in a private placement of our securities and in the acquisition of a biotechnology company, which proposed transactions are both referred to above. These agreements will provide us with the ability to use the approximately 33,000,000 shares which North Sound and SDS have agreed not to acquire, together with our available authorized shares, in such proposed private placement and acquisition transactions. These agreements will be voided if we are unable to complete the proposed private placement of our securities before April 30, 2006. We have agreed that after the completion of the proposed private placement and/or acquisition we will proceed promptly to file a proxy statement for a meeting of our stockholders at which we expect to increase the number of shares of our common stock we are authorized to issue, or take such other corporate action, to have available for issuance enough shares of our common stock upon conversion of North Sound’s and SDS’s Series D Convertible Preferred Stock and upon exercise of their warrants.

(c)     Reduction of Liquidation Preference. All of the 6,372.0156 shares of our outstanding Series D Convertible Preferred Stock are owned by North Sound and SDS. On January 30 and 31, 2006 North Sound and SDS entered into agreements with us agreeing to exchange all of their shares of our Series D Convertible Preferred Stock into an equal number of shares of our new Series D-1 Convertible Preferred Stock. The only difference between our Series D Preferred shares and our Series D-1 Preferred shares is that the liquidation preference of the Series D Preferred shares is $10,000 per share and that of the Series D-1 Preferred shares is $10 per share. Each Series D-1 Preferred share will be convertible (as is each Series D Preferred share) into 4,000 shares of our common stock.

Other than North Sound and SDS, and other of our shareholders and warrant holders who signed the modification and waiver agreements referred to in paragraph (a) above, being owners of our common stock, of our Series D Convertible Preferred Stock and of our warrants to purchase shares of our common stock, we have no material relationship with any such person.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits.

Exhibit No.	Description
-----------	-----------
10.1	Form of Waiver and Modification.
10.2	Preferred Stock Exchange Agreement – North Sound.
10.3	Preferred Stock Exchange Agreement – SDS.
10.4	Non-conversion agreement – North Sound.
10.5	Non-conversion agreement – SDS.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ortec International, Inc. (Registrant)

Date: February 2, 2006	By:	/s/ Alan W. Schoenbart
Chief Financial Officer

EXHIBIT INDEX

EX-10.1	Form of Waiver and Modification.

EX-10.2	Preferred Stock Exchange Agreement - North Sound.

EX-10.3	Preferred Stock Exchange Agreement - SDS.

EX-10.4	Non-conversion Agreement - North Sound.

EX-10.5	Non-conversion Agreement - SDS.